As filed with the Securities and Exchange Commission on August 2, 2019

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

SS&C TECHNOLOGIES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	71-0987913
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
80 Lamberton Road, Windsor, Connecticut (Address of Principal Executive Offices)	06095 (Zip Code)

SS&C Technologies Holdings, Inc. Second Amended and Restated 2014 Stock Incentive Plan (Full Title of the Plan)

Patrick Pedonti Chief Financial Officer SS&C Technologies Holdings, Inc. 80 Lamberton Road Windsor, CT 06095 (Name and Address of Agent For Service) (860) 298-4500
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒Accelerated filer ☐

Non-accelerated filer ☐  Smaller reporting company ☐

(Do not check if a smaller reporting company) Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	19,310,834	$44.09 (3)	$851,414,671.06 (3)	$103,191.46 (3)
Common Stock, par value $0.01 per share	38,689,166	$46.31 (4)	$1,791,695,277.46 (4)	$217,153.47 (4)
TOTALS:	58,000,000		$2,643,109,948.52	$320,344.93

(1)

This Registration Statement on Form S-8 (this “Registration Statement”) covers (i) 19,310,834 shares of Common Stock, par value $0.01 per share (“Common Stock”), of SS&C Technologies Holdings, Inc. (the “Company” or the “Registrant”) subject to outstanding options under the SS&C Technologies Holdings, Inc. Amended and Restated 2014 Stock Incentive Plan, adopted effective May 26,2015 (the “Pre-Amendment Plan”), (ii) 38,689,166 shares of Common Stock of the Company issuable pursuant to the SS&C Technologies Holdings, Inc. Second Amended and Restated 2014 Stock Incentive Plan, adopted effective May 15, 2019 (the “A&R 2014 Plan”) and (iii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that become issuable under the Pre-Amendment Plan and the A&R 2014 Plan by reason of any stock dividend, stock split, or other similar transaction.

(2)	Rounded up to the nearest penny.
(3)

Estimated pursuant to Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based upon the weighted average exercise price of outstanding options to purchase Common Stock.

(4)

Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for a share of Common Stock on the NASDAQ Global Select Market on August 1, 2019.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) covers (i) 19,310,834 shares of Common Stock, par value $0.01 per share (“Common Stock”), of SS&C Technologies Holdings, Inc. (the “Company” or the “Registrant”) subject to outstanding options under the SS&C Technologies Holdings, Inc. Amended and Restated 2014 Stock Incentive Plan, adopted effective May 26,2015 (the “Pre-Amendment Plan”), (ii) 38,689,166 shares of Common Stock of the Company issuable pursuant to the SS&C Technologies Holdings, Inc. Second Amended and Restated 2014 Stock Incentive Plan, adopted effective May 15, 2019 (the “A&R 2014 Plan”) and (iii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that become issuable under the Pre-Amendment Plan and the A&R 2014 Plan by reason of any stock dividend, stock split, or other similar transaction.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act. The documents containing the information specified in Part I have been delivered (or will be delivered) to the participants in the plans covered by this Registration Statement as required by Rule 428(b). Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018 (the “Annual Report”), as filed with the Commission on March 1, 2019;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, as filed with the Commission on May 8, 2019;

(c) The Registrant’s Current Reports on Form 8-K, as filed with the Commission on January 4, 2019, March 8, 2019, March 14, 2019, March 15, 2019, March 20, 2019, March 28, 2019 and May 16, 2019;

(d) The Registrant’s Definitive Proxy Statement filed with the Commission on April 5, 2019; and

(e) The description of the securities contained in the Registrant’s Registration Statement on Form 8-A, as filed with the Commission on March 23, 2010, including any amendments or supplements thereto.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant has included such a provision in its Certificate of Incorporation.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

The Registrant’s certificate of incorporation provides that the Registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the Registrant, by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, all such persons being referred to as an indemnitee, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The Registrant’s certificate of incorporation provides that the Registrant will indemnify any indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in our favor by reason of the fact that the indemnitee is or was, or has agreed to become, the Registrant’s director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of the indemnitee in connection with such action, suit or proceeding, and any appeal therefrom, if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any indemnitee has been successful, on the merits or otherwise, the Registrant will indemnify him or her against all expenses, including attorneys’ fees, actually and reasonably incurred in connection therewith. Expenses must be advanced to an indemnitee under certain circumstances.

The Registrant has entered into indemnification agreements with each of its directors in addition to the indemnification provided for in its certificate of incorporation. These indemnification agreements require the Registrant, among other things, to indemnify its directors for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director in any action or proceeding arising out of his service as one of the Registrant’s directors, or any of the Registrant’s subsidiaries or any other company or enterprise to which the person provides services at the Registrant’s request.

The Registrant maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 8. Exhibits.

See Exhibit Index, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Windsor, Connecticut, on this 2nd day of August, 2019.

SS&C TECHNOLOGIES HOLDINGS, INC.

By:	/s/ William C. Stone
William C. Stone Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William C. Stone, Patrick J. Pedonti, Joseph J. Frank, Esq. and Jason White, Esq., (with full power to each of them to act alone) as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed this 2nd day of August, 2019 by the following persons in the following capacities.

Signatures	Title	Date

/s/ William C. Stone	Chairman of the Board and Chief	August 2, 2019
William C. Stone	Executive Officer
(Principal Executive Officer)

/s/ Patrick J. Pedonti	Senior Vice President and Chief	August 2, 2019
Patrick J. Pedonti	Financial Officer
(Principal Financial and Accounting Officer)

/s/ Normand A. Boulanger	Director	August 2, 2019
Normand A. Boulanger

/s/ Smita Conjeevaram	Director	August 2, 2019
Smita Conjeevaram

/s/ Michael E. Daniels	Director	August 2, 2019
Michael E. Daniels

/s/ Jonathan E. Michael	Director	August 2, 2019
Jonathan E. Michael

/s/ David A. Varsano	Director	August 2, 2019
David A. Varsano

/s/ Michael J. Zamkow	Director	August 2, 2019
Michael J. Zamkow

EXHIBIT INDEX

Exhibit Number
4.1 (1)	Restated Certificate of Incorporation of the Registrant

4.2 (2)	Amended and Restated Bylaws of the Registrant

5.1	Opinion of Davis Polk & Wardwell LLP, counsel to the Registrant

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of the Registrant

23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature pages of this Registration Statement)

99.1	SS&C Technologies Holdings, Inc. Second Amended and Restated 2014 Stock Incentive Plan, adopted effective May 15, 2019

(1)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10-Q, as amended, filed on August 5, 2016 (File No. 001-34675)

(2)	Incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1, as amended, filed on March 12, 2010 (File No. 333-164043)